Exhibit 99.1

Response Biomedical Corp. Announces
First Quarter 2014 Financial Results

VANCOUVER, British Columbia – May 12, 2014 - Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCBB: RPBIF) today reported financial results for the first quarter ended March 31, 2014 including gross margin that was essentially unchanged in spite of seasonally lower flu sales and a transition to completely new distribution channels in China, the Company’s largest market.

Response’s Chief Executive Officer, Jeff Purvin, commented on Response’s Q1 2014 performance, saying “Our transition away from our two former distributors to our two new distributors in China, which started late last year, is continuing. Our new distributors purchased approximately $1.5 million in Q1, up 17% from the fourth quarter of 2013 but approximately $600 thousand less than what our previous distributors purchased from us in the comparable quarter in 2013. Our new distributors are now fully trained and are selling to both new and existing customers. As with any new distributors, we believe they will need some time to get accustomed to selling our product. Yet, we are encouraged that they are already demonstrating the ability to find and sell to our previous distributors’ hospital customers as well as establishing a base of new customers from which to grow. We expect to add an additional source of increased distribution in China that will target a different tier of hospital than our two new Chinese distributors, further increasing our growth potential in China.”

Mr. Purvin added, “Sales in the US were relatively unchanged from the previous year with the exception of Infectious disease sales which decreased by 85%, or $386 thousand, primarily due to a seasonal increase in the demand for Influenza tests during the first quarter of 2013 based on the severity of the 2012 – 2013 Influenza season. Sales in the rest of the world excluding China and the US increased 22% to $824 thousand in the quarter as we continue to strengthen our overseas distribution networks.”

“Importantly, we were able to minimize the reduction in our gross margin percentage during the quarter in spite of the reduction in sales. The efficiencies we’ve achieved in manufacturing and purchasing over the past year have helped to lessen the impact of spreading our overhead over the lower number of units we produced in Q1. More importantly, we anticipate that these efficiencies will benefit the company in the future as our unit sales volumes increase. In addition, we secured a US$2.5 million term loan from Silicon Valley Bank during the quarter to support the investment and working capital necessary to implement our new plans in both China and the United States. All of the changes we are making now will require time to take full effect. But, because of the quality and quantity of the changes we’ve made, I feel confident that this plan will allow Response Biomedical to accelerate revenue growth and speed our progress toward profitability,” concluded Mr. Purvin.

Financial results for the quarter ended March 31, 2014

●	Product sales decreased 39% to $2.56 million for the quarter ended March 31, 2014 compared to $3.56 million for the previous quarter ended March 31, 2013:

o	Cardiovascular sales decreased 14%, or $0.41 million, primarily due to reduced sales in China as a result of the transition to new distribution partners which began in the fourth quarter of 2013; and

o

Infectious Disease, West Nile Virus and Biodefense sales have decreased 83%, or $0.59 million compared to 2013, primarily due to the seasonal increase in demand for Influenza sales in the first quarter of 2013 and the timing of orders by distributors.

●	Gross margin decreased to 43.7% for the quarter ended March 31, 2014, compared to a gross margin of 44.8% in the same quarter of 2013. This slight decrease is primarily due to the following:

o	A decrease in the sales of Infectious Disease, West Nile Virus, and Biodefense, which are higher margin products; and

o

Numerous manufacturing efficiencies implemented during 2013 along with reduced component material costs by purchasing from more economical suppliers offsetting the impact of spreading our overhead over a smaller number of units and a net increase in inventory provisions during the quarter.

●

Operating expenses increased by 22% to $2.27 million for the quarter ended March 31, 2014 compared to $1.86 million in the same period in 2013. The increase is primarily due to investments in research and development for increased clinical and regulatory work in 2014 and an increase in sales and marketing expenses primarily related to expanded staffing.

●

As a result of the changes described above, Adjusted EBITDA for the quarter ended March 31, 2014 was negative $0.80 million compared to positive $0.15 million in the same quarter of 2013. Adjusted EBITDA excludes, for the applicable periods, interest expense, interest income, income tax, depreciation and amortization, stock-based compensation expense, and the non-cash unrealized loss on the revaluation of the warrant liability. We believe that this non-GAAP measure may be useful to investors to analyze the results of our business as we use this non-GAAP measure internally to evaluate our financial results. A reconciliation between net loss and comprehensive loss and Adjusted EBITDA is included below.

●

GAAP Net loss for the quarter ended March 31, 2014 totaled $1.52 million, or $0.19 per basic and diluted share, compared to a $9.96 million GAAP Net loss, or $1.53 per basic and diluted share, in the comparative 2013 period. The decrease in the loss was primarily due to a $9.32 million decrease in the unrealized loss on revaluation of the warrant liability offset by the decrease in product sales and increase in operating expenses mentioned above.

●

Adjusted Net loss increased by $0.97 million to $1.36 million from the $0.40 million Adjusted Net loss in the comparable quarter in 2013. We also believe that this non-GAAP measure, along with Adjusted EBITDA, may be useful to investors to analyze the results of our business because it excludes the often volatile, non-cash unrealized change in the valuation of the Company’s warrant liability. A reconciliation between Net loss and comprehensive loss and Adjusted Net loss is included below.

●

Cash and cash equivalents as of March 31, 2014 were $4.05 million compared to $2.96 million as of December 31, 2013. During the quarter, the Company received US $1.5 million of the total US $2.5 million term loan from Silicon Valley Bank that it had secured during the quarter.

For a further discussion of the Company’s financial results for the quarter ended March 31, 2014, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (GAAP) and on an “adjusted” (or non-GAAP) basis for the quarter ended March 31, 2014 and 2013. We believe that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliation of GAAP Net loss and comprehensive loss to Adjusted EBITDA and Adjusted Net loss are included in the tables below to facilitate a reader’s understanding of the impact of these adjustments to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA and/or our Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® Platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® Platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief that our new distributors in China will need some time to get accustomed to selling our products and that their demonstrated ability to find and sell to our previous distributors’ hospital customers as well as establishing new customers will create a base of from which to grow, our expectation that we will add an additional source of increased distribution in China that will target a different tier of hospital than our two new Chinese distributors, further increasing our growth potential in China, our belief that the efficiencies we have achieved in manufacturing and purchasing over the past year will benefit the Company in the future as our unit sales volumes increase, our expectation that the US$2.5 million term loan from Silicon Valley Bank secured during the quarter will support the investment and working capital necessary to implement our new plans in both China and the United States, our expectation that all of the changes we are making now will require time to take full effect and our belief that the quality and quantity of the changes we’ve made will allow us to accelerate revenue growth and speed our progress toward profitability. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands of Canadian dollars except per share data):

	Unaudited
For the quarter ended March 31,	2014	2013
Product sales	$2,559	$3,561
Cost of sales	1,440	1,965
Gross profit	$1,119	$1,596
Gross margin on product sales	43.7%	44.8%
Operating expenses	2,268	1,864
Other expenses	374	9,696
Net loss and comprehensive loss	$(1,523)	$(9,964)
Loss per share - basic and diluted	$(0.19)	$(1.53)

Reconciliation of GAAP Net Loss to Adjusted EBITDA (in thousands of Canadian dollars):

	Unaudited
For the quarter ended March 31,	2014	2013
Adjusted EBITDA	$(802)	$151
Interest expense and amortization of deferred financing costs and debt discount	197	177
Interest income	(5)	(4)
Income tax expense	17	-
Depreciation and amortization	200	232
Stock-based compensation	151	135
Unrealized loss on revaluation of warrant liability	161	9,575
Net loss and comprehensive loss	$(1,523)	$(9,964)

Reconciliation of Adjusted Net Loss to GAAP Net Loss (in thousands of Canadian dollars):

	Unaudited
For the quarter ended March 31,	2014	2013
Adjusted net loss	$(1,362)	$(389)
Unrealized loss on revaluation of warrant liability	161	9,575
Net loss and comprehensive loss	$(1,523)	$(9,964)

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer
ir@responsebio.com